CORRECTIONS SERVICES, INC. AND SUBSIDIARY
               CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999

                             CONTENTS
                             --------
                                                                       PAGE
                                                                       ----

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . 1

CONSOLIDATED BALANCE SHEETS. . . . . . . . . . . . . . . . . . . . . . . 2

CONSOLIDATED STATEMENTS OF OPERATIONS. . . . . . . . . . . . . . . . . . 3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY. . . . . . . . . . . . . 4

CONSOLIDATED STATEMENTS OF CASH FLOWS. . . . . . . . . . . . . . . . . . 5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . .6 - 11

BAUM & COMPANY, P.A.
-----------------------------------------------------------------------------
                                                 Certified Public Accountants




Board of Directors
Corrections Services, Inc. and Subsidiary
Fort Lauderdale, Florida


                   INDEPENDENT AUDITOR'S REPORT
                   ----------------------------

I have audited the accompanying consolidated balance sheets of Corrections Services, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Services, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of its consolidated operations and its consolidated cash flows for the three years ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                     /s/Baum & Company, P.A.

February 20,2000



        1515 University Drive - Suite 209 - Coral Springs, Florida 33071
Tel:  954-752-1712 - 1-888-CPA-3770 - Fax: 94-752-7041 - E-mail: jbaumcpa.com

            CORRECTIONS SERVICES, INC. AND SUBSIDIARY
                   CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1999 AND 1998


                                  ASSETS

                                                     1999          1998
                                                   ---------     ---------
CURRENT ASSETS:
    Cash and cash equivalents                      $  22,059     $  73,593
    Investment in marketable securities              523,479       771,283
    Accounts receivable - affiliate                   12,500            -
    Dividends receivable                               8,475        28,223
    Note receivable                                   95,000        65,000
    Other                                              3,089         5,347
                                                   ---------     ---------
              Total Current Assets                   664,602       943,446
                                                   ---------     ---------

PROPERTY AND EQUIPMENT                                   -             202
                                                   ---------     ---------

OTHER ASSETS
   Security Deposits                                   1,671         1,671
                                                   ---------     ---------
                                                   $ 666,273     $ 945,319
                                                   =========     =========








      See accompanying notes to consolidated financial statements.


                                  -2(a)-

                 CORRECTIONS SERVICES, INC. AND SUBSIDIARY
                       CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1999 AND 1998


                  LIABILITIES AND SHAREHOLDERS' EQUITY
                  ------------------------------------

                                                       1999             1998
                                                   ------------     ------------
CURRENT LIABILITIES:
  Accounts payable and
    accrued expenses                               $      1,390     $      2,035
                                                   ------------     ------------
       Total Current Liabilities                          1,390            2,035
                                                   ------------     ------------


SHAREHOLDERS' EQUITY
Common stock $.0001 par value;
  10,000,000 shares authorized;
  7,586,825 and 7,276,900 shares issued
  in 1999 and 1998 respectively and
  6,276,900 and 5,966,975 shares outstanding
  in 1999 and 1998                                          759              728
Additional paid-in capital                            2,900,667        2,821,667
Accumulated deficit                                  (1,646,816)      (1,289,384)
                                                   ------------     ------------
                                                      1,254,610        1,533,011
Less treasury stock, 1,309,925 shares
  at December 31, 1999 and 1998, at cost               (589,727)        (589,727)
                                                   ------------     ------------
  Total shareholders' equity                            664,883          943,284
                                                   ------------     ------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                             $    666,273     $    945,319
                                                   ============     ============








                                  -2(b)-

                  CORRECTIONS SERVICES, INC. & SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE YEARS ENDED DECEMBER 31, 1999

                                          1999           1998*            1997*
                                       ----------     -----------      -----------
REVENUES:
Interest and Divends                   $   58,874     $    88,825      $    72,934
Realized and unrealized
 gains(losses) in marketable
 securities                               (95,031)        (50,987)         (71,974)
Consulting fees                            12,500            -                -
                                       ----------     -----------      -----------
                                          (23,657)         37,838              960
OPERATING EXPENSES:
General and administrative                333,775         253,611          314,452
                                       ----------     -----------      -----------

(LOSS) FROM OPERATIONS                   (357,432)       (215,773)        (313,492)
                                       ----------     -----------      -----------

OTHER INCOME (EXPENSE):
Loss on sale of electronic
  monitoring business                        -            (18,402)            -
Income from discontinued
  operations                                 -             81,813          175,733
                                       ----------     -----------      -----------
                                             -             63,411          175,733
                                       ----------     -----------      -----------

NET LOSS                               $ (357,432)    $  (152,362)     $  (137,759)
                                       ==========     ===========      ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING             7,563,050       6,804,336        5,936,893
                                       ==========     ===========      ===========

BASIC INCOME (LOSS)PER
  COMMON SHARE:
  Continuing operations                $     (.05)    $      (.02)     $      (.05)
  Discontinued operations                    -             -                   .03
                                       ----------     -----------      -----------

  Net income (loss)                    $     (.05)    $      (.02)     $      (.02)
                                       ==========     ===========      ===========





*Reclassified for comparative purposes.

See accompanying notes to consolidated financial statements.

                    CORRECTIONS SERVICES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       THREE YEARS ENDED DECEMBER 31, 1999

                                    Common Stock
                                  $.0001 Par Value           Additional
                             Authorized 10,000,000 Shares    Paid-In       Accumulated    Treasury
                                    Shares     Amount         Capital       (Deficit)       Stock         Total
                                  ---------   --------       ---------     -----------    ---------     -----------

Balance - December 31, 1996       5,126,900       528        2,095,391        (999,263)     (26,650)      1,070,006

Purchase of treasury shares        (522,500)      -               -               -          (94,985)       (94,985)
Sale of treasury shares             462,500       -               -               -           75,952         75,952
Acquisition of:
 Hi-Tech Leasing                  2,000,000       200          736,788            -             -           736,988
 Professional
   Programmers, Inc.                150,000       -            (10,512)           -           26,650         16,138

Net loss for the period                 -         -               -           (137,759)         -          (137,759)
                                  ---------   -------       ----------      ----------     ---------     ----------
Balance - December 31, 1997       7,216,900       728        2,821,667      (1,137,022)      (19,033)     1,666,340

Proceeds from disposition
 of subsidiary                   (1,309,925)      -               -               -         (589,727)      (589,727)
Sale of treasury shares              60,000       -               -               -           19,033         19,033

Net loss for the period                 -         -               -           (152,362)         -          (152,362)
                                  ---------   -------       ----------      ----------     ---------     ----------

Balance - December 31, 1998       5,966,975*      728        2,821,667      (1,289,384)     (589,727)       943,284

Issuance of common stock
  For services                      309,925        31           79,000            -             -            79,031

Net loss for the period                -         -                           ( 357,432)         -          (357,432)
                                  ---------   -------      -----------     ------------    ----------    ----------
Balance - December 31, 1999       6,276,900       759      $ 2,900,667     $(1,646,816)    $ (589,727)   $  664,883

  * Shown on the accompanying
    Balance Sheet as follows:
        Issued:                 7,586,825
        Treasury shares        (1,309,925)
                               ----------
                                6,276,900
                               ==========



          See accompanying notes to consolidated financial statements.

            CORRECTIONS SERVICES, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS
               THREE YEARS ENDED DECEMBER 31, 1999




         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                             1999          1998           1997
                                          ----------    -----------    -----------
CASH FLOWS FROM OPERATING
ACTIVITIES:
 Net income (loss)                        $ (357,432)   $  (152,362)   $ (137,759)
                                          ----------    -----------    -----------
  Adjustments to reconcile
    net income (loss) to net cash
    (used in) provided by
    operating activities:
  Depreciation                                  -             1,523         1,962
  Provisions for doubtful accounts           155,031
  Equity in loss of
    sold subsidiaries                           -            32,801          -
  (Gain) loss on sale of marketable
    securities                                24,681        (28,192)      (60,781)
  Allowance for market decline
    of securities                             70,350         64,898       132,755
  Loss on sale of electronic
    monitoring business                         -            18,402          -
Change in operating assets
  and liabilities (net of
  business sold):
  (Increase) decrease in
    trade accounts receivable                  7,248         31,137        19,608
  Decrease (increase) in inventories            -            29,559        (4,656)
  (Increase) Decrease in accounts
    receivable - other                          -           (17,547)       15,811
  (Increase) Decrease in other assets         (2,773)         1,840        (4,712)
  (Decrease) increase in accounts
    payable and accrued expenses                (645)       (31,154)      (11,577)
  Increase (decrease) in
    deferred revenue                            -            (7,865)      (31,215)
  Purchase of marketable securities         (214,677)      (269,115)     (360,240)
  Proceeds from sale of
    marketable securities                    367,652        151,301       402,017
                                          ----------    -----------    -----------
Total adjustments                            406,867        (22,412)       98,972
                                          ----------    -----------    -----------
Net cash provided by (used in)
  operating activities                        49,435       (174,774)       (38,787)
                                          ----------    -----------    -----------



Continued on next page


                                  -5(a)-

                CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                    THREE YEARS ENDED DECEMBER 31, 1999



             INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                (Continued)



                                             1999          1998           1997
                                          ----------    -----------    -----------


CASH FLOWS FROM INVESTING
ACTIVITIES:
Advances on notes
  receivable - affiliate                  $  (30,000)   $   (95,000)   $      -
Advances on notes
  receivable - other                        (150,000)          -           (78,958)
Principal collection of
  notes receivable - affiliate                  -            30,000          1,897
Principal collection of
  notes receivable - other                      -              -            28,482
Principal collection of direct
  financing leases                              -              -             1,482
Purchase of property and equipment              -            (2,365)          -
Proceeds from sale of subsidiary                -             3,378           -
Proceeds from sale of electronic
  monitoring business                           -            63,000           -
                                          ----------    -----------    -----------
Net cash (used in)
  financing activities                      (180,000)          (987)       (47,097)
                                          ----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of treasury stock                          -              -            16,138
Issuance of common stock                      79,031           -           197,645
Purchase of treasury stock                      -          (199,070)          -
Sale of subsidiary                              -           (16,153)          -
                                          ----------    -----------    -----------
Net cash provided by (used in)
  financing activities                        79,031       (215,223)       213,783
                                          ----------    -----------    -----------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                  (51,534)      (390,984)       127,899

CASH AND CASH EQUIVALENTS -
  Beginning of year                           73,593        464,577        336,678
                                          ----------    -----------    -----------
  End of year                             $   22,059    $    73,593    $   464,577
                                          ----------    -----------    -----------




      See accompanying notes to consolidated financial statements.


                                  -5(b)-




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization and Capitalization - Corrections Services, Inc.
    (the "Company") was incorporated under the laws of the State of Florida on September 14, 1984. The Company's articles of incorporation originally provided for the issuance of 100 shares of common stock, with a par value of $5 per share.
    On November 13, 1985, the authorized number of shares was increased to 10,000,000 shares, with a par value of $.0001 per share. In that connection, the 100 shares of common stock outstanding prior to that date were exchanged for 2,115,000 shares.

    General - On August 31, 1998, the Company sold its interest in its electronic monitoring business and is presently seeking merger opportunities.

    Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Corrections Systems
    International, Inc., Professional Programmers, Inc. and Hi-
    Tech Leasing, Inc. from the date of their acquisition.
    Professional Programmers, Inc. and Hi-Tech Leasing, Inc. are included through the date of their disposition. All significant intercompany accounts and transactions have been eliminated.

    Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Investment in Marketable Securities - The Company's investment in marketable securities consists of trading securities which are carried at market value in the accompanying balance sheets. Unrealized gains and losses resulting from fluctuations in market price are reflected in the statement of operations.

    Property and Equipment - Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the five year estimated useful lives of the assets.

    Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                               -6-




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Earnings (Loss) per Share - In 1997, the financial accounting standards board issued SFAS No. 128, earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year.

    Income Taxes - Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

NOTE B - PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:


                                            1999          1998
                                          --------      --------

         Office furniture and equipment     39,315        54,846

         Less: accumulated depreciation     39,315        54,644
                                          --------      --------
                                          $   -         $    202
                                          ========      ========

NOTE C - NOTE RECEIVABLE - RELATED PARTIES

     Notes Receivable Affiliates consists of the following:

                                            1999          1998
                                          --------      --------
     10% Unsecured Note.  Due on
     demand to a company related
     by common officers and
     shareholders                         $ 20,000      $ 20,000

     10% Unsecured Note.  Due on
     demand from the company who
     acquired the home monitoring
     business of the Company.  The
     companies are also affiliated
     by common officers and
     shareholders                           45,000        45,000




                               -7-




NOTE C - NOTE RECEIVABLE - AFFILIATE (Cont'd)


                                             1999         1998
                                          ---------    ---------
     8% Note Receivable.  Due from
     an individual who is an officer
     and director of the Company.            30,000         -
                                          ---------    ---------
                                          $  95,000    $  65,000
                                          =========    =========


Interest earned on notes amount to $7,623 in 1999 and $2,193 in 1998.


NOTE D - INCOME TAXES

          Components of deferred tax benefits are as follows:


     Current Tax Asset
     -----------------
     Provision for doubtful accounts           31,000

     Allowance for market decline
     of equity securities                  $   95,000
                                           ----------
     Total Current Tax Benefit                126,000
                                           ----------
     Non-Current Tax Asset

     Tax loss carry forward                $  322,000
                                           ----------
     Total Non-current Benefit                322,000
                                           ----------
     Total Current and
      Noncurrent Tax Benefit                  448,000
     Valuation Allowance                     (448,000)
                                           ----------
     Net Deferred Tax Assets               $     -
                                           ==========

     At December 31, 1999, management is unable to predict profitable operations for the Company in the future.
     Accordingly, a 100% valuation allowance has been provided.

     At December 31, 1999, the Company had available net operating loss carryforwards, for tax reporting purposes, of approximately $1,100,000 expiring through 2114.



                             - 8 -





NOTE E - RELATED PARTY TRANSACTIONS

     Professional and Consulting Fees - the Company paid officers, directors, shareholders and affiliates professional and consulting fees amounting to $72,715 in 1999, $71,296 in 1998, and $96,277 in 1997.

     Office Expense - Office expenses were paid to shareholders and/or entities affiliated through common officers, directors and shareholders amounting to $22,950 in 1999, $20,400 in 1998, and $10,200 in 1997.

     Rent Expense - Rentals paid to entities having officers, directors and shareholders in common with the Company amounted to $21,000 in 1999, $31,800 in 1998 and $21,000 in
     1997.


NOTE F - INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     At December 31, 1999, the Company's investment in marketable equity securities consisted entirely of trading securities as follows:
                                                      Market
                                        Cost          Value
                                    -----------     ----------
     December 31, 1999              $   987,080     $  523,479
                                    -----------     ----------
     December 31, 1998              $ 1,164,533     $  771,283
                                    -----------     ----------

     Unrealized losses on market values amounted to $463,601 at 1999, $393,250 at 1998, and $132,755 at 1997.


NOTE G - CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, investments in marketable securities and accounts receivable. The Company places its cash investments and investments in marketable securities with high quality institutions and limits the amount of credit exposure to any one institution or investee.


NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments:

     Cash and Cash Equivalent - The carrying amount approximates fair value due to the liquidity of these financial instruments.

     Investments - The fair value of investments are based upon quoted market prices for those investments.


                              - 9 -



NOTE I - INVESTMENT IN WHOLLY-OWNED SUBSIDIARIES

     On July 28, 1997 the Company issued 2,000,000 shares of authorized but previously unissued restricted common stock to a former affiliate, Vanderbilt Square Corp.
     ("Vanderbilt") in exchange for Hi-Tech Leasing, Inc., a 100% owned subsidiary of Vanderbilt. Fair value of the common shares issued approximated the net assets acquired.

      On August 31, 1998, the Company sold its interest in Hi-Tech
     Leasing, Inc. to certain shareholders for 1,309,925 shares of the Company's restricted common stock. The Company valued the stock received at $.45 per share, which approximated market value.

     The Company's earnings and cash flows include the operation of Hi-Tech Leasing, Inc. through the date of sale, August
     31, 1998.

     On September 30, 1997, the Company acquired 100% ownership of Professional Programmers, Inc. ("PPI"), an inactive subsidiary of Vanderbilt, in settlement of a receivable of $16,152. On August 31, 1998, the Company sold Professional
     Programmers Inc. to principal shareholders for $3,378 cash.
     The Company's earnings and cash flows include the operation of Professional Programmers, Inc. through the date of sale, August 31, 1998.

     Supplemental Cash Flow Information - The Company received common stock with a fair value of $731,000 in exchange for its investment in Hi-Tech Leasing, Inc.


NOTE J - DISCONTINUED OPERATIONS

     On August 31, 1998, the Company sold its electronic monitoring business to PPI for a cash payment of $63,000.
     The sale  resulted in a loss of $18,402.

          Revenues applicable to discontinued operations were:

                          1998          $ 221,421
                                        ---------
                          1997          $ 342,592
                                        ---------

     Income taxes applicable to income from discontinued operations were offset by the Company's net operating loss carryforward.


NOTE K - SUBSEQUENT EVENT

      On March 3, 2000 the Registrant entered into a Letter of
     Intent to acquire all of the assets and operations of Truck
     Farm, Inc., a closely-held South Carolina corporation with



                               -10-




NOTE K - SUBSEQUENT EVENT (Cont'd)

     principal offices in Georgetown, South Carolina. Pursuant to the terms of the Letter of Intent, during the course of mutual due diligence by the Registrant and by Truck Farm, Inc., Corrections Services, Inc. will determine to acquire either all of the issued and outstanding capital stock of Truck Farm, Inc. or all of its assets in a transaction in which the business operations of Truck Farm, Inc. will become the business operations of the Registrant upon completion of the acquisition transaction. It is contemplated by both companies that the Registrant's Board of Directors will be comprised in whole or in majority part of the Directors of Truck Farm, Inc. and that the Registrant will change its name to reflect its new commercial operations.







                               -11-


